Exhibit 99.24
February 24, 2010 Liberty Board Discussion Materials

Important Information
The attached materials were prepared by the management and financial advisors of Liberty Acquisition Holdings Corp. for use by the board of directors of Liberty in connection with its meeting held on February 24, 2010. Certain prospective financial information that is identified in the materials as Company information reflected the views of Liberty’s management at that time as to such prospective matters and may have included adjustments by Liberty’s management. Prisa does not as a matter of course make public projections as to future sales, earnings, or other results. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.
Neither Prisa’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Disclaimer This document may contain material non-public information. This document has been prepared for informational purposes only. This document is not to be construed as a recommendation, an offer to sell or a solicitation of an offer to buy any securities. Any dissemination, distribution or reproduction of this document is strictly prohibited without the consent of TEGRIS Advisors LLC or its affiliates. The information herein is obtained from sources deemed reliable, but its accuracy and completeness cannot be guaranteed, and is subject to change without notice. PRIVATE AND CONFIDENTIAL

Overview of Transaction PRIVATE AND CONFIDENTIAL

Transaction Overview

Valuation

- Each Liberty share to receive a total value of $11/share in the form of approximately 1.453 PRISA ADRs and 0.358 Convertible Preferred Shares[1]
- Each Liberty warrant to receive a total value of $2.15 per Liberty warrant in the form of approximately $0.65 in cash, 0.20 of a PRISA ADR and 0.05 of Prisa Convertible Preferred[1]
- 203.2[1] million ADRs will be issued to Liberty shareholders (assuming no redemptions) based on the Deal Price, which has been calculated as the volume weighted average closing price of Prisa stock over the last 30 calendar days preceding announcement
  - Deal Price is calculated as €3.698 and a $/€ exchange rate of 1.382 has been applied[1]
- 50 million Convertible Preferred shares, each with a face value of $10 and a 7% cash coupon will be issued to Liberty shareholders
  - Convertible at a price of €4.50 two years from closing; convertible at the option of Prisa at the same price starting from 5 years

Debt Restructuring

- Will be announced simultaneously with Liberty announcement and is a key condition to closing of the deal
- Bridge facility to be extended to May 2013
- Enables previously announced asset sales to close

Pro Forma Ownership (Post Conversion)[1]

- Prisa Controlling Shareholder: 30.6%
- Other Existing Prisa Shareholders: 13.0%
- Liberty Shareholders: 56.4%

Management

- No changes to senior management anticipated

Timetable / Other

- Closing anticipated in June 2010
- Prisa's ADRs and Convertible Preferred shares will be traded in the US (NASDAQ or NYSE AMEX)

3

Note:
1 As of February 19, 2010; ratios will move slightly and be fixed at signing

Liberty / Prisa Merger Highlights

- **Quality Asset**: Grupo Prisa ("Prisa") is the largest diversified media company covering Spanish and Portuguese speaking population
  - €3.2 billion of revenue and €624 million of EBITDA in 2009
  - 700 million people reached in Spain, Portugal, Latin America and US Hispanic community
  - Leading market positions in publishing, PayTV, free-to-air TV, radio and press
  - Premium brands in the Spanish and Portuguese speaking world
- **Compelling value proposition**: Prisa common stock priced at substantial discount, supplemented by dividend-yielding convertible preferred security
  - $11 per share of value to Liberty shareholders, with entry valuation at $10 per share
  - Warrants priced to deliver over $2 per warrant
  - Prisa common stock is priced at a 13% discount to 30-day high, 17% discount to 52-week high and a 79% discount to the 3-year high[1]
  - Convertible preferred security offers 7% dividend and is convertible into Prisa common stock at a 22%[1] premium to current market and slight discount to 52-week high
- **Enhanced stock liquidity through increased public float**:
  - Public float is currently limited at 27%; controlling shareholders owns 70% of stock
  - Liberty equity infusion would increase public float to over 60%, bringing substantial liquidity into the stock
- **De-Leveraging story**: Liberty-backed recapitalization will enable Prisa to restore liquidity and pursue future growth opportunities
  - Recapitalization plan, including Liberty equity infusion and selected asset sales, reduces indebtedness by up to €1.8 billion, bringing down leverage from:
    - 7.9x to 4.9x – 5.2x Total Debt / 2010E Consensus EBITDA, depending on level of Liberty redemptions
  - €1.8 billion bridge credit facility, which was due in March 2010, will be extended to May 2013 and partially prepaid
  - Credit facility covenants will be modified, without increase in margins, to further enhance Prisa liquidity position
- **Platform for future growth**: Prisa is well positioned to penetrate new markets and is just beginning to exploit cross divisional synergies

4

Note:
1 As of February 19, 2010

Grupo Prisa Overview PRIVATE AND CONFIDENTIAL

Grupo Prisa Investment Thesis

- **Diversified player of scale:**
  - Largest diversified media company covering Spanish and Portuguese speaking population
  - €3.2 billion of revenue and €624 mm of EBITDA in 2009
  - 700 million people reached in Spain, Portugal, Latin America and US Hispanic community
- **Leading market positions and premium brands across businesses and geographies:**
  - Audiovisual:
    - #1 PayTV operator in Spain (Digital+ / Canal+)
    - #1 Free-to-Air TV operator in Portugal (TVI) and Spain (minority stake in Telecinco)
    - #3 audiovisual production group in the Iberian peninsula
  - Publishing:
    - Market leader in editorial and educational content in Spanish and Portuguese speaking countries (Santillana)
  - Press:
    - #1 daily newspaper (El Pais), #2 daily sports newspaper (as) and #2 economic newspaper (CincoDias) in Spain
    - Minority stake in the world's largest French newspaper (Le Monde)
  - Radio:
    - Largest Spanish speaking news network in the world and premium brands in Music
    - #1 radio network in Spain, Colombia and Chile, presence in another seven countries
- **Platform for future growth and new market penetration:**
  - Traditional business: growth based on geographic expansion, new products and exploiting cross-business synergies
    - TV: Exploit one of the largest distribution networks in the US Hispanic TV market reaching 60% of US Hispanic households
    - Publishing: Build on strong existing footprint in fast-growing Latin American market
    - Radio: Enter new markets and improve position in growing markets (US and Latin America)
  - Digital business: accelerate penetration in the digital market; extract value from underutilized digital assets
- **Strong cash flow generation:**
  - Best-in-class cash flow conversion relative to diversified media peers — 77% cash conversion compared with a median of 46% for the global diversified media peers and (77)% for the European media peers in the last twelve months
  - Best-in-class profitability in press and publishing relative to peers — 400 - 500 bps advantage over peer median

6

Diversified Player of Scale Source: Company Information, Notes: Based on 2009 Revenue and EBITDA1. Net of corporate overhead Grupo Prisa Revenue: €3,209mm EBITDA: €6241mm Press Revenue: €416mmEBITDA: €46mm Radio Revenue: €377mmEBITDA: €100mm Publishing Revenue: €617mmEBITDA: €152mm AudiovisualRevenue: €1,770mmEBITDA : €336mm El Pais Special. Press Le Monde 100% 50% 15% Union Radio (Spain) Union Radio (Inter-nal) Other 73.5% 73.5% 70% Grupo Santillana 75% Media Capital Sogecable 64.7% 100% Digital+ Telecinco 56% DigitalEBITDA: NM 18.4% Corporate Structure - Pro Forma for Pending Minority Sales PRIVATE AND CONFIDENTIAL

Diversified Player of Scale Largest Diversified Public Media Group in Europe... Source: Company Information and JCF Group, January 2010 ....Diversified Across Businesses and Geographies TOTAL REVENUE 2009E % REVENUE 2009 % REVENUE 2009 PRIVATE AND CONFIDENTIAL

Leading Market Positions Across Businesses and Geographies Source: Company Information AUDIOVISUAL PUBLISHING PRESS RADIO Digital + (56% ownership) - #1 PayTV operator in Spain reaching 1.8 million households49% subscriber market share and 68% revenue maker shareHighest ARPU in Western EuropeMedia Capital (64.7% ownership) - #1 free-to-air (FTA) TV operator in Portugal35% audience share and 49% revenue market shareTelecinco / Cuatro (18.4% ownership) - #1 FTA TV operator in Spain24% audience share and 48% revenue market sharePlural - #3 audiovisual production company in Spain/PortugalVME (12% ownership) - one of the largest distribution networks in US Hispanic TV market reaching 60% of US Hispanic households Santillana (75% ownership) - market leader in editorial and educational content in Spanish and Portuguese speaking countries:More than 125 million books sold in 2009#1 player in educational publishing across all geographiesOne of the top three players in language and trade publishing across all geographiesPresence in 22 countries, with 65% of revenue derived from fast-growing Latin American marketsStrong relationships with government agencies El Pais (100% ownership) - #1 daily newspaper in Spain[392,000] daily copies sold and 16 million internet usersAS (100% ownership) - #2 daily sports newspaper in Spain215,300 daily copies and 12.4 million internet usersCinco Dias (100% ownership) - #2 economic newspaper in Spain33,300 daily copies and 1.2 million internet usersLe Monde (15% ownership) - world's largest French newspaper sold in 120 countries Union Radio (74.5% ownership) - largest Spanish speaking news network in the world, with #1 audience market shares in Spain, Columbia and Chile:1,270 radio stations26 million listeners across10 countries52% audience market share in Spain41 web sites with 10+ million unique users100% of content digitized and available PRIVATE AND CONFIDENTIAL

Need for Recapitalization Debt Summary - as of December 20091 (Status Quo) Summary Financials, year ending December 311 Source: Company Information, Capital IQ The average interest rates on the Group's bank borrowings were 5.62% in 2008 and 4.98% in 2007 The increase in 2006 reflects the acquisition of Sogecable completed in March 2006 Not uniformly pro forma for recent asset sales (3) Multiples based on market consensus As of September 30, 2009 Capitalization PRIVATE AND CONFIDENTIAL

Strong Cash Flow Generation Makes Leverage Sustainable Post Recapitalization Source: Company Information and Capital IQ Prisa Operating Cash Flow Prisa Scheduled Amortization Payments - Post Recapitalization Cash Flow Conversion1 Diversified Media Company Group includes: Walt Disney Co., News Corp., Viacom, Inc., Time Warner Inc. and British Sky Broadcasting Group plcEuropean Media Company Group includes Gestevision, Telecinco, S.A., TF1 Group, Antena 3 de Television SA, Arnoldo Mondadori Editore SpA, RCS MediaGroup S.p.A and Vocento Note:1 Cash Flow Conversion calculated as the ratio of unlevered free cash flow (net of film and other production amortization) and EBITDA 2007 - 2009 Average Operating Cash Flow: €536mm €1.8bn of debt refinanced with asset sales and Liberty proceeds in 2010 PRIVATE AND CONFIDENTIAL

Deal Overview PRIVATE AND CONFIDENTIAL

Summary of Proposed Transaction Consideration to Liberty Shareholders * Consideration to Liberty Unitholders, reflecting Proposed Warrant Exchange * * Pricing terms as of February 19, 2010 PRIVATE AND CONFIDENTIAL

Proposed Warrant Exchange and Total Consideration to Liberty shareholders Liberty Warrantholders would receive $2.15 of value from the above proposed Warrant Exchange The transaction would result in an increase in Liberty shares outstanding from 129.4m to 139.8m The Proposed Transaction delivers total value to Liberty shareholders of $1,538 million or $11 per share, at announcement PRIVATE AND CONFIDENTIAL

Stock is Trading Close to Historical Lows and Ownership is Highly Concentrated Stock is trading close to historical lows... ....stock oiwnership is highly concentrated Source: Capital IQ, news Avg: 1.18mm Feb 19, 2010: €3.69Deal Price: €3.70Deal Price Discount to:30-day High: (13)%52-week High: (17)%3-year High: (79)% * First step of an agreement between PRISA and Talos for the purchase of a 4.5 percent stake Closing of Sogecable acquisition Price falls below € 1.0/share Deal Price: €3.70 PRIVATE AND CONFIDENTIAL

Valuation is at a Meaningful Discount to Peers Source: Capital IQ and Broker Research 2010E P/E (x) 2011E P/E (x) Note:ESP pro forma for asset sale; based on Cheuvreux research note, January 2010 Based on median of comparables Prisa currently trades at a 68% discount to the average of its comparables Prisa currently trades at a 72% discount to the average of its comparables Comparables Average: 15.1x Comparables Average: 12.6x PRIVATE AND CONFIDENTIAL

Research Analyst Views Lack Consistency Source: Bloomberg Last 3 Months Analyst Stock Price Range: €3.28 - €5.20 PRIVATE AND CONFIDENTIAL

Preliminary Valuation Summary - At Close (Pre-Conversion) Source: Capital IQ , Company information and Broker Research Trading Multiples €3.65 €6.15 €5.00 €2.25 €6.10 €7.45 €2.43 Deal Price: €3.70 Sum of the Parts ("SOTP") DCF Implied Minority Sale Valuation1 Note: Share count = 422 million Implied valuation does not include a control premium PRIVATE AND CONFIDENTIAL

Preliminary Valuation Summary - Fully Diluted Shares (Post-Conversion) Source: Capital IQ , Company Information and Broker Research Trading Multiples €3.10 €5.15 €4.25 €1.90 €5.70 €7.00 €2.05 Deal Price: €3.70 SOTP DCF Implied Minority Sale Valuation1 Note: Share count = 503 million Implied valuation does not include a control premium PRIVATE AND CONFIDENTIAL

Risks for Liberty Actual stock price at announcement can be significantly lower than the Deal Price, resulting in less than $11 / share of value to Liberty shareholders:Example: as of 2/[16]/2010, Deal Price was [€3.71] / share vs. stock closed at [€3.42] / share - approximately 8% discount to the Deal PriceMitigants: As of 2/19/2010, Deal Price was €3.70 / share vs. stock closed at €3.69 / share - approximately at the Deal PriceSignificant price increase prior to announcement, resulting in trading levels materially above comparable companies and significantly smaller number of shares issued to Liberty; following the announcement, the share drops on dilution concernsMitigants: Prisa currently trading significantly below P/E valuation of comparable companiesInvestors may weigh benefits of Liberty-led recapitalization against price of dilutionSignificant price drop prior to announcement, resulting in dilution of Polanco family entities below 30%Mitigants: Liberty can distribute a cash dividend to its shareholders to offset effect of dilution to the controlling group of Prisa shareholders below 30%Significant price drop following the announcement due to dilution concerns; stock continues to trade at depressed levels, and does not recover before the voteMitigants: Significant amount of time between announcement and shareholder vote for investor education Transactional Risks PRIVATE AND CONFIDENTIAL

Risks for Liberty Limited ability to conduct due diligence investigation (3 weeks total for due diligence)Mitigants: Prisa is a publicly traded company with ongoing disclosure requirements for material weaknessesRepresentation and warranty protection mechanisms in the plan of reorganizationOne or more pending asset disposals does not close:Telecinco / Dilgital + / Cuatro transaction contains the greatest degree of risk, as it is contingent on success of two rights offerings by Telecinco, and the Telecinco shareholder voteMitigants: Recapitalization of Prisa by Liberty creates a much stronger transaction partner for TelecincoCushion in the projected cash flow of the Liberty-recapitalized Prisa does not require all of the pending asset disposal transactions to close Operational Risks Potential of stock manipulation by arbitrage funds between announcement and the voteMitigants: Early setting of the record date and size of Liberty are potential deterrentsLimited public float for currently trading Prisa shares Transactional Risks PRIVATE AND CONFIDENTIAL

Risks for Liberty Approximately 84% of the company's revenue is derived from the Iberian Peninsula (77% from Spain alone)Risk of re-newed downdraft in the fundamental economic performance of the revenue- concentration base of PrisaMitigants: Continued geographic and product diversification into Latin America and the USSpain's gross debt as a percentage of GDP is lower than that of Greece, Ireland, Portugal and the UK Macro Economic Risks PRIVATE AND CONFIDENTIAL

Appendices PRIVATE AND CONFIDENTIAL

Summary of Liberty-Backed Recapitalization PRIVATE AND CONFIDENTIAL

Audiovisual: Impact of Pending Minority Sales Source: Company Information, Capital IQ PRISAAudiovisualEBITDA : €336 mm Notes: Based on 2009E EBITDA. Highlighted in color are business lines affected by recent asset sales and Telecinco merger SogecableEBITDA: €307 mm Media CapitalEBITDA: €52 mm 94.7% Digital+€326 mm Cuatro(€24) mm 64.7% 56% 18.4% 100% Public 5.3% 100% 100% PRISAAudiovisualEBITDA: €360 mm SogecableEBITDA: €307 mm Media CapitalEBITDA: €52 mm Digital+€307 mm Telecinco€119 mm 100% Public 5.3% Cash proceeds to Prisa for 44% in Digital+: €970 mm Cash proceeds to Prisa for 30% in Media Capital: €100 mm 100% of Cuatro is swapped for 18.4% of Telecinco Minority Sales Status Quo Pro Forma for Minority Sales Telefonica 22% 22% Mediaset 41.2% Public 40.4% Cuatro(€24) mm 100% Total consideration:Cash: ~€1,070Equity: ~€550 mm (est. value of 18.4% in Telecinco) + + = PRIVATE AND CONFIDENTIAL

Publishing: Impact of Pending Minority Sales Source: Company Information PRISAPublishingEBITDA: €152 mm SantillanaEBITDA: €152 mm 75% 100% PRISAPublishingEBITDA: €152 mm SantillanaEBITDA: €152 mm DLJ South American Partners Cash proceeds to Prisa for 25% in Santillana: €230mm Minority Sale Status Quo Pro Forma for Minority Sale 25% Notes: Based on 2009E EBITDA. Highlighted in color are business lines affected by recent asset sales and Telecinco merger PRIVATE AND CONFIDENTIAL

Appendix A: Comparable Company Trading Multiples Source: Capital IQ Trading Data and Size (in € million, except share information) Diversified Audiovisual Publishing PRIVATE AND CONFIDENTIAL

Appendix A: Comparable Company Trading Multiples Source: Capital IQ Diversified Audiovisual Leverage and Trading Multiples Publishing PRIVATE AND CONFIDENTIAL